Exhibit 99.1

Contact: John Jordan

Director of Investor Relations

508-541-8800, ext. 145

PLC SYSTEMS REPORTS A 47 PERCENT SEQUENTIAL INCREASE

IN QUARTERLY DISPOSABLE KIT SHIPMENTS

— Company Posts Fifth Consecutive Profitable Quarter —

Franklin, MA, July 23, 2003 – PLC Systems Inc. (AMEX: PLC), the leader in carbon dioxide (CO2) TransMyocardial Revascularization (TMR) laser technology used to treat patients with severe angina, or heart pain, today reported positive financial results for the three and six months ended June 30, 2003.  PLC’s second quarter results represent the fifth consecutive profitable quarter for the company.

“The worldwide and domestic second quarter kit shipments are at record levels for the CO2 TMR angina therapy,” stated Mark R. Tauscher, president and chief executive officer of PLC Systems.  “We are also encouraged by the breadth and depth of the domestic customer base.  During the past several quarters, CO2 TMR has made substantial gains in terms of market share.  We are very pleased to see this laser base increase, now coupled with kit shipment growth.”

During the second quarter of 2003, PLC shipped 10 CO2 Heart Lasers worldwide.  Nine next-generation CO2 Heart Lasers (HL2) were delivered to United States hospitals through Edwards Lifesciences Corporation (NYSE: EW), PLC’s exclusive U.S. sales and marketing partner.  Five of the nine HL2 shipments were new lasers and four were redeployed lasers.  Additionally, PLC shipped one first generation CO2 Heart Laser (HL1) to an International hospital.

A leading indicator for the adoption rate of the CO2 TMR therapy is disposable kit shipments to hospitals.  During the second quarter of 2003, a total of 609 disposable kits were shipped worldwide, which is a significant increase of 47 percent from worldwide kit shipments in the first quarter of 2003.  Edwards Lifesciences delivered 524 disposable kits to United States hospitals and PLC shipped 85 disposable kits to International hospitals.  The 524 domestic kits delivered by Edwards Lifesciences represents a growth of 37 percent from the first quarter.  A total of 413 disposable kits were delivered worldwide during the quarter ended March 31, 2003.  A total of 473 disposable kits were delivered worldwide during the quarter ended June 30, 2002.

Tauscher continued, “During the first six months of 2003, we have seen a re-emergence of TMR at medical conferences and trade shows, which has ranged from published papers to presentations to one-on-one surgeon conversations.  I believe there is an increased awareness and appreciation by cardiac surgeons for the angina relief benefits that the laser based TMR provides.”

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PLC Reports Fifth Consecutive Profitable Quarter

PLC ended the second quarter of 2003 with 143 CO2 Heart Lasers located at heart centers throughout the U.S., comprised of 89 HL2 customers and 54 HL1 customers.  As of June 30, 2003, PLC’s U.S. laser base (HL1 and HL2) had increased by 19 percent during the preceding twelve months.  More significantly, PLC’s U.S. HL2 installed base grew to 89 lasers as of June 30, 2003, up 50 percent from June 30, 2002.

Second quarter total revenues were $2,011,000 compared with $2,179,000 in the second quarter of 2002.  Net income for the second quarter ended June 30, 2003, was $203,000, a 50 percent increase compared with net income of $135,000 for the second quarter ended June 30, 2002.

Total revenues for the six months ended June 30, 2003 were $3,745,000 compared to total revenues of $4,599,000 for the six months ended June 30, 2002.  Net income for the six months ended June 30, 2003 was $218,000 compared to a net loss of $124,000 for the six months ended June 30, 2002.

Tauscher concluded, “We believe that the CO2 TMR team — Edwards Lifesciences and PLC Medical — is recognized throughout the cardiac surgical market as the premier TMR provider.  We are committed and focused on addressing the needs of our customer — the cardiac surgeon.  I believe this commitment will continue to bode well for us in the future.”

In conjunction with announcing second quarter results, PLC Systems will be hosting a conference call today, July 23, at 11:00 a.m. Eastern Time.  The call may be joined via telephone by dialing (800) 901-5231 at least five minutes prior to the start of the call.  The passcode is: 80470549.  A live Webcast of the call will be available and accessible at the investor relations section of the Company’s website at www.plcmed.com.  A recording of the conference call will be available for the next month on PLC’s website.

PLC Systems Inc. is a medical device company specializing in the design and manufacturing of carbon dioxide (CO2) lasers and related disposable components to treat coronary artery disease.  Edwards Lifesciences is the exclusive U.S. marketer and distributor of PLC’s CO2 Heart Laser 2 system, which a cardiac surgeon can utilize to perform CO2 Laser Revascularization, also referred to as CO2 transmyocardial revascularization (TMR).  CO2 Laser Revascularization, pioneered by PLC Systems, is a surgical technology for treating severe angina, or heart pain.

The CO2 Heart Laser is the only revascularization laser that has published data showing long-term (five-year) angina relief in severely debilitated heart patients.  A cardiac surgeon utilizes the laser to create approximately 20 to 40 channels to allow oxygen-rich blood to reach previously deprived areas of the patient’s heart.  To date, more than 9,500 patients have been treated with a CO2 Heart Laser.  For more information on PLC and its products, please visit the Company’s Web site at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.  Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including operational changes, competitive developments, regulatory approval requirements, the ability to convince health care professionals and third party payers of the medical and economic benefits of the CO2 Heart Lasers, no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, and additional risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and our other SEC reports.

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Product sales	$1,578	$1,850	$2,984	$3,906
Placement and service fees	433	329	761	693
Total revenues	2,011	2,179	3,745	4,599

Cost of revenues:
Product sales	499	769	1,024	2,047
Placement and service fees	125	129	241	277
Total cost of revenues	624	898	1,265	2,324

Gross profit	1,387	1,281	2,480	2,275

Operating expenses:
Selling, general and administrative	975	933	1,831	1,994
Research and development	220	228	461	435
Total operating expenses	1,195	1,161	2,292	2,429

Income (loss) from operations	192	120	188	(154)

Other income, net	11	15	30	30

Net income (loss)	$203	$135	$218	$(124)

Basic and diluted earnings (loss) per share	$0.00	$0.00	$0.00	$(0.00)

Average shares outstanding:
Basic	29,810	29,713	29,804	29,643
Diluted	30,019	29,744	29,916	29,643

CONDENSED BALANCE SHEET

	June 30, 2003	December 31, 2002
Cash and cash equivalents	$5,893	$5,932
Total current assets	9,842	9,412
Total assets	10,434	10,328
Total current liabilities	3,076	2,942
Shareholders’ equity	6,949	6,725

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